Exhibit 99.1

PRESS RELEASE CONTACT: MICHAEL SENKEN

PHONE: (678) 384-6720

MiMedx Group Announces Record

Second Quarter Results

KENNESAW, Georgia, July 26, 2012 (PR Newswire) — MiMedx Group, Inc. (OTCBB: MDXG), an integrated developer, manufacturer and marketer of patent protected regenerative biomaterials and bioimplants processed from human amniotic membrane, announced today its results for the quarter ended June 30, 2012.

Highlights of Second Quarter 2012 Results include:

•	Revenue Increased 2.5 times over Second Quarter 2011

•	Adjusted EBITDA* Almost Tripled Over First Quarter 2012

•	Gross Margins Hit Record Level of 77%

The Company recorded record revenue of $4.9 million for the second quarter of 2012, a 153% or $3.0 million increase over second quarter of 2011 revenue of $1.9 million, and a 32% increase over first quarter of 2012 revenue of $3.7 million. The Company’s earnings before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA*) for the quarter ended June 30, 2012, were a record high of $923,000, a $2.3 million improvement as compared to the Adjusted EBITDA loss of $1.4 million for the second quarter of 2011, and a 194% increase over the first quarter of 2012 Adjusted EBITDA of $314,000.

For the 6th consecutive quarter, the Company reported improved gross margins. The Company’s second quarter 2012 gross margins of 77% is a 21% improvement over second quarter 2011 gross margins of 56%, and this milestone is a 3% improvement over the Company’s first quarter of 2012 gross margins of 74%.

Management Commentary on Second Quarter Results

Parker H. “Pete” Petit, Chairman and CEO stated, “Following our first quarter milestone of achieving positive adjusted EBITDA for the first time, we are very pleased that we almost tripled that metric for the second quarter as a result of continued strong revenue growth and improving gross margins. Our gross profit margins increased another 3% to 77%, which is approaching our goal of achieving 80% gross profit margins. We increased spending on clinical trials during the quarter, and we will continue to focus heavily on gathering significant amounts of clinical data on our AmnioFix® and EpiFix® allografts. This is the third consecutive quarter in which we have achieved our revenue goals, and we expect to continue that performance through the end of the year.”

“I extend my congratulations to our management team on what I consider to be an excellent quarter. Managing this level of revenue growth is always a challenge; however, we have made a few very timely additions to our management team with some key executives that came from our former organizations. We feel strongly that these new executives will complement the talents of our existing management team and enable us to smoothly sustain these levels of growth.”

“We had a solid quarter of orders for both of our amniotic tissue allografts, AmnioFix® and EpiFix®,” commented Bill Taylor, President and COO. “We have focused on our placenta recovery network and Purion® Processing operations to ensure that the increasing number of orders for AmnioFix® and EpiFix® can consistently be filled to serve the growing demand. We began the year with just under 50 employees, and as of today, we have expanded our work force to over 100 employees. This growth has been primarily in our tissue processing operations, tissue donation operations and additional sales and marketing associates to serve the expanding demand from physicians for our AmnioFix® and EpiFix® offerings.”

Balance Sheet and Cash Flow

Cash and cash equivalents as of June 30, 2012, were $2.7 million, as compared to $3.0 million as of March 31, 2012, and $4.1 million, as of December 31, 2011. Cash flow from operating activities for the second quarter 2012 of a negative $311,000 represents the lowest quarterly operational cash burn in the Company’s history. During the quarter the Company invested $191,000 in capital equipment in support of the ramp up of tissue processing activities. Subsequent to the end of the quarter, the Company exercised its right to call 3.1 million warrants at an exercise price of $1.50 per share, which should result in a substantial increase in the Company’s cash position. Warrant holders have until August 2, 2012, to decide to exercise their warrants. The proceeds will be used to fund general corporate growth.

Total Current Liabilities of $8.2 million were reduced after the end of the quarter by the payoff of a convertible note of $1.1 million related to the acquisition of Surgical Biologics, issuing 893,000 shares of MiMedx Common Stock and cash payments totaling $177,000. Also included in Current Liabilities is the estimated 2012 earnout of $4.2 million related to the Surgical Biologics acquisition to be paid in MiMedx Common Stock in April 2013.

Also, on July 3, 2012, a total of 3.3 million Contingent Warrants at an exercise price of $.01 were voided per the terms of the 2012 Contingent Warrant agreement related to the trading price of the Company’s Common Stock.

“The voiding of the remaining contingent warrants, the calling of the $1.50 warrants and paying off the Surgical Biologics Note primarily through the issuance of MiMedx Common Stock serves to further strengthen the balance sheet and simplify our capital structure going forward,” stated Mike Senken, Chief Financial Officer.

GAAP Earnings

For the quarter ended June 30, 2012, the Company recorded a Net Loss from Operations of $118,000 and a $749,000 loss for the six months ended June 30, 2012. This represents a $2.3 million improvement over the second quarter of 2011 and a $4.9 million improvement over the six months ended June 30, 2011. The Net Loss for the quarter was $744,000 or $0.01 per diluted common share, a $1.8 million improvement as compared to the Net Loss of $2.5 million, or $0.03 per diluted common share, recorded for the quarter ended June 30, 2011. The Net Loss for the six months ended June 30, 2012 of $1.8 million represents a $4 million improvement as compared to the Net Loss of $5.8 million, or $0.08 per diluted common share, recorded for the six months ended June 30, 2011. Included in reported Net Loss is non-cash related financing expense associated with the debt discount of $473,000 for the quarter and $783,000 for the six months ended June 30, 2012. This expense will continue to be amortized over the life of the convertible notes.

Use of Non-GAAP Financial Measures

Management has disclosed adjusted financial measurements in this press announcement that present financial information that is not in accordance with generally accepted accounting principles (GAAP). These measurements are not a substitute for GAAP measurements, although Company management uses these measurements as aids in monitoring the Company’s on-going financial performance from quarter-to-quarter and year-to-year on a regular basis, and for benchmarking against other medical technology companies. Adjusted EBITDA*is earnings before interest, taxes, depreciation, amortization and share-based compensation. For a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure, see accompanying table to this release. Adjusted financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider adjusted measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

Earnings Call

MiMedx management will host a live broadcast of its second quarter of 2012 results conference call on Thursday, July 26, 2012, beginning at 10:30 a.m. eastern time. A listen-only simulcast of the MiMedx Group conference call will be available online at the Company’s website at www.mimedx.com or at www.earnings.com. A 30-day online replay will be available approximately one hour following the conclusion of the live broadcast. The replay can also be found on the Company’s website at www.mimedx.com or at www.earnings.com.

About the Company

MiMedx® is an integrated developer, manufacturer and marketer of patent protected regenerative biomaterial products and bioimplants processed from human amniotic membrane. “Innovations in Regenerative Biomaterials” is the framework behind our mission to give physicians products and tissues to help the body heal itself. Our biomaterial platform technologies include the device technologies HydroFix® and CollaFix™, and our tissue technologies, AmnioFix® and EpiFix®. Our tissue technologies, processed from the human amniotic membrane, utilize our proprietary Purion® Process that was developed by our wholly-owned subsidiary, Surgical Biologics, to produce a safe, effective and minimally manipulated implant for homologous use. Surgical Biologics is the leading supplier of amniotic tissue, having supplied over 90,000 implants to date to distributors and OEMs for application in the Ophthalmic, Orthopedics, Spine, Wound Care and Dental sectors of healthcare.

Safe Harbor Statement

This press release includes statements that look forward in time or that express management’s beliefs, expectations or hopes. Such statements are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, the anticipated continued growth in demand for the Company’s tissue offerings and the Company’s ability to smoothly sustain such growth, the Company’s ability to continue to improve its gross margins and achieve its revenue goals through the end of the year, and the ability to fill orders to meet anticipated demand. These statements are based on current information and belief, and are not guarantees of future performance. Among the risks and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements include that the anticipated demand for the Company’s tissue offerings does not materialize as expected, that, despite the hiring of new executives, the Company cannot smoothly sustain the anticipated growth, that the Company may not be able to improve upon or sustain its gross margins, that the Company many not be able to timely fill orders to meet anticipated demand, and the risk factors detailed from time to time in the Company’s periodic Securities and Exchange Commission filings, including, without limitation, its 10-K filing for the fiscal year ended December 31, 2011. By making these forward-looking statements, the Company does not undertake to update them in any manner except as may be required by the Company’s disclosure obligations in filings it makes with the Securities and Exchange Commission under the federal securities laws.

MIMEDX GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
REVENUES:
Net sales	$4,884,256	$1,929,399	$8,590,064	$2,972,886
OPERATING COSTS AND EXPENSES:
Cost of products sold	1,114,926	844,941	2,073,781	1,555,058
Research and development expenses	503,086	791,952	910,158	1,754,176
Selling, general and administrative expenses	3,383,760	2,708,941	6,355,006	5,336,435

LOSS FROM OPERATIONS	(117,516)	(2,416,435)	(748,881)	(5,672,783)
OTHER INCOME (EXPENSE), net
Financing expense associated with the debt discount recognized in connection with the senior secured promissory notes	(472,749)	—	(783,226)	—
Interest expense, net	(153,804)	(87,070)	(305,614)	(178,284)

LOSS BEFORE INCOME TAXES	(744,069)	(2,503,505)	(1,837,721)	(5,851,067)
Income taxes	—	—	—	—

NET LOSS	$(744,069)	$(2,503,505)	$(1,837,721)	$(5,851,067)

Net loss per common share
Basic and diluted	$(0.01)	$(0.03)	$(0.02)	$(0.08)

Shares used in computing net loss per common share
Basic and diluted	79,952,542	71,819,017	77,416,073	71,098,976

See notes to condensed consolidated financial statements

MIMEDX GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

	June 30,
	2012	December 31,
	(unaudited)	2011
Current assets:
Cash and cash equivalents	$2,654,694	$4,112,326
Accounts receivable, net	3,946,333	1,891,919
Inventory, net	961,939	712,602
Prepaid expenses and other current assets	292,223	164,664

Total current assets	7,855,189	6,881,511
Property and equipment, net of accumulated depreciation of $2,045,964 and $1,814,473, respectively	948,720	869,411
Goodwill	4,040,443	4,040,443
Intangible assets, net of accumulated amortization of $4,136,469 and $3,468,515, respectively	14,422,531	15,090,485
Deposits and other long term assets	204,803	214,342

Total assets	$27,471,686	$27,096,192

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$1,902,349	$2,300,638
Other current liabilities	69,981	6,620
Convertible line of credit with related party, net of unamortized discount of $398,899 and $46,746, respectively, plus accrued interest of $75,137 and $42,726, respectively	976,238	1,295,980
Convertible debt related to acquisition, net of unamortized discount of $3,821 and $170,509, respectively, plus accrued interest of $69,808 and $49,315, respectively	1,065,987	1,128,806
Current portion of earn-out liability payable In MiMedx common stock	4,225,280	3,185,223

Total current liabilities	8,239,835	7,917,267
Earn-out liability payable in MiMedx common stock, net of current portion	—	4,225,280
Convertible Senior Secured Promissory Notes, net of unamortized discount of $1,818,446 and $2,263,145, respectively, plus accrued interest of $61,933 and $7,732, respectively	3,243,487	2,744,587
Other liabilities	320,055	312,493

Total liabilities	11,803,377	15,199,627

Commitments and contingencies (Note 12)	—	—
Stockholders’ equity:
Preferred stock; $.001 par value; 5,000,000 shares authorized and 0 shares issued and outstanding	—	—
Common stock; $.001 par value; 110,000,000 shares authorized; 81,052,359 issued and 81,002,359 outstanding for 2012 and 74,306,895 issued and 74,256,895 outstanding for 2011	81,052	74,307
Additional paid-in capital	79,471,324	73,868,604
Treasury stock (50,000 shares at cost)	(25,000)	(25,000)
Accumulated deficit	(63,859,067)	(62,021,346)

Total stockholders’ equity	15,668,309	11,896,565

Total liabilities and stockholders’ equity	$27,471,686	$27,096,192

See notes to condensed consolidated financial statements

MiMedx Group, Inc. and Subsidiaries

Non-GAAP Financial Measures and Reconciliation

As used herein, “GAAP”, refers to generally accepted accounting principles in the United States. We use various numerical measures in conference calls, investor meetings and other forums which are or may be considered “Non-GAAP financial measures” under Regulation G. We have provided below for your reference, supplemental financial disclosure for these measures, including the most directly comparable GAAP measure and an associated reconciliation.

Reconciliation of Net Loss to “Adjusted EBITDA” defined as Earnings before Interest, Taxes, Depreciation, Amortization and Share Based Compensation:

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net Loss (Per GAAP)	$(744,069)	$(2,503,505)	$(1,837,721)	$(5,851,067)
Add back:
Income Taxes	—	—	—	—
Financing expense associated with beneficial conversion of note payable issued in conjunction with acquisition	86,335	60,599	166,688	133,517
Financing expense associated with beneficial conversion of Line of Credit with Related Party	150,880	—	162,303	—
Financing expense associated with beneficial conversion of Senior Secured Promissory Note	230,744	—	444,698	—
Other interest expense, net	158,594	26,471	315,151	34,809
Depreciation Expense	121,103	115,682	231,491	231,862
Amortization Expense	333,977	333,977	667,954	667,954
Employee Share Based Compensation	478,442	429,096	878,491	809,469
Other Share Based Compensation	106,773	114,648	207,709	222,208

Earnings/(Loss) Before Interest, Taxes, Depreciation, Amortization and Share-Based Compensation	$922,779	$(1,423,032)	$1,236,764	$(3,751,248)